Exhibit 21

SUBSIDIARIES OF THE COMPANY

NAME	WHERE INCORPORATED	% OF SHARES OWNED

The Pep Boys Manny Moe & Jack
of California
3111 W. Allegheny Avenue
Philadelphia, PA 19132	California	100%

Pep Boys - Manny, Moe & Jack
of Delaware, Inc.
3111 W. Allegheny Avenue
Philadelphia, PA 19132	Delaware	100%

Pep Boys - Manny, Moe & Jack
of Puerto Rico, Inc.
3111 W. Allegheny Avenue
Philadelphia, PA 19132	Delaware	100%

Colchester Insurance Company
7 Burlington Square
Burlington, VT 05401	Vermont	100%

PBY Corporation
Suite 946
1105 North Market Street
Wilmington, DE 19899	Delaware	100%

Carrus Supply Corporation
1013 Centre Road
Wilmington, DE 19805	Delaware	100%